Our Ref: ACH0884/SS/KL/A18/CH1515/16

September 28, 2016

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements concerning our firm contained in Form 8-K of Asia Equity Exchange Group Inc. dated and filed with the Securities and Exchange Commission on September 28, 2016, and are in agreement with those statements.

Very truly yours

Crowe Horwath (HK) CPA Limited

Hong Kong, China